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                                                                 Exhibit 23.1


                       INDEPENDENT AUDITORS' CONSENT


The Dow Chemical Company:

We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement No. 333-91228 of The Dow Chemical Company on Form S-3 of our reports dated February 13, 2002 (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for derivative instruments and hedging activities to conform to Statement of Financial Accounting Standards No. 133), appearing in the Annual Report on Form 10-K of The Dow Chemical Company for the year ended December 31, 2001, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Amendment No. 2 to the Registration Statement.

/s/ Deloitte & Touche LLP

Midland, Michigan
August 29, 2002